Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Professional Diversity Network, Inc.

Chicago, IL 60607-3059

We consent to the incorporation by reference in Registration Statements on Form S-3 [File #333-227249] and Form S-8 [File #333-211382] of our report dated May 1, 2020, relating to the consolidated financial statements of Professional Diversity Network, Inc., appearing in this Annual Report on Form 10-K of Professional Diversity Network, Inc., for the years ended December 31, 2019 and 2018. Our report contains an explanatory paragraph regarding Professional Diversity Network, Inc.’s, ability to continue as a going concern.

Ciro E. Adams, CPA, LLC

Wilmington, DE 19806-1004

May 1, 2020